UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PPG Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

URGENT – TIME IS SHORT

PLEASE VOTE YOUR PROXY TODAY

Dear PPG Shareholder:

The Annual Meeting of Shareholders of PPG Industries, Inc. is approximately one week away, and we want to remind you that this is your last opportunity to exercise your shareholder rights. According to our latest records, we have not yet received your voting instructions for PPG’s Annual Meeting scheduled for April 18, 2019. Your vote is extremely important no matter how many shares you hold.

The PPG Board of Directors recommends that shareholders vote “FOR” the proposal to provide for the annual election of directors and “FOR” the proposal to replace supermajority voting requirements. After careful review and taking into consideration shareholder opinion, the Board of Directors has determined that both of these proposals will enhance our corporate governance practices and the accountability of the Board. Please vote via the internet or phone as soon as possible or, alternatively, please sign, date and return the enclosed proxy card or voting instruction form.

If you have any questions or need assistance with voting, please contact our proxy solicitor, D.F. King & Company, toll-free at (866) 340‑7108.

On behalf of the entire PPG Board of Directors, thank you for your continued investment and belief in PPG.

Sincerely,

Michael H. McGarry

Chairman and Chief Executive Officer

THREE WAYS TO VOTE

ONLINE	PHONE	MAIL

WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.	WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.	VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelope provided.